Exhibit 99.1

Intersect ENT Announces Preliminary Revenue for First Quarter 2020 and Provides Business Update in Response to COVID-19 Pandemic

- Preliminary Unaudited First Quarter 2020 Revenue Expected to be $19.5 to $19.8 Million -

- Company Withdraws Full Year 2020 Guidance -

MENLO PARK, Calif. — April 13, 2020 — Intersect ENT, Inc. (Nasdaq: XENT), a company transforming care for patients with ear, nose and throat (“ENT”) conditions, today announced preliminary first quarter 2020 revenue and provided a business update on its actions in response to the coronavirus (COVID-19) pandemic.

Preliminary and Unaudited First Quarter 2020 Overview

•	Net sales are expected to be in the range of $19.5 to $19.8 million, compared to $26.7 million in the first quarter of 2019.

•	Cash and marketable securities are expected to be in the range of $87.0 to $88.0 million as of March 31, 2020.

“First and foremost, we are grateful to the healthcare professionals around the world, including many of our customers, who are tirelessly caring for patients on the front lines of this pandemic,” said Thomas A. West, President and CEO. “Prior to the COVID-19 outbreak, our efforts to enhance commercial execution and improve market access infrastructure were beginning to yield benefits as our first quarter 2020 sales were tracking to prior year and in-line with our expectations. However, sales trailed off throughout March as the various COVID-19 restrictions were implemented. While our business has and will be impacted by hospitals suspending elective surgical procedures and reduced ENT office visits, we are maintaining our customer-focus and taking the necessary actions to maintain continuity. To that end, we proactively implemented initiatives to reduce costs, maintain liquidity and preserve our cash to enable us to navigate this challenge and return to growth.”

COVID-19 Updates

As a medical technology company that provides implantable treatments and on-site support to physicians in hospitals, surgery centers and private practices, Intersect ENT’s highest priority is the health and safety of our employees as well as healthcare professionals and their patients. In response to this global pandemic, the Company has taken the following actions to support customers and maintain business continuity:

•	Protect Health and Safety: The Company transitioned virtually all roles to work from home, based on state and county guidelines, and limited non-essential business travel.

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Maintain Customer Focus: The Company remains fully committed to helping patients who suffer from chronic sinusitis, and its physician customers who care for them. To maintain business continuity, all patient-support teams remain available to assist customers and patients, while strictly adhering to applicable restrictions, safety precautions and procedures.

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Reduce Costs: The Company has taken pre-emptive actions to curtail spending as revenues are materially impacted. These cost reduction actions include a) furloughing and reducing its workforce, b) freezing new hiring, c) suspending near-term production, d) reducing discretionary operating expenses and capital expenditures, and e) delaying clinical research projects.

“Although it was a difficult decision to furlough and reduce our workforce, we believe it is necessary to fund operations and to set up the Company to emerge from this unprecedented global health crisis in a position to grow as conditions normalize,” said Mr. West. “We stand ready to provide our solutions to physicians and patients as soon as elective surgical procedures are reinstated at medical facilities.”

Full Year 2020 Financial Guidance

Due to the rapidly evolving environment and continued uncertainties resulting from the impact of COVID-19, the Company is withdrawing its previously announced annual guidance for 2020, which was issued on February 24, 2020. At this date, the Company cannot predict the extent or duration of the impact of the COVID-19 pandemic on its financial and operating results, but believes current government policies, including the suspension of elective procedures worldwide, will substantially impact its revenues in the second quarter of 2020 and potentially longer. While the financial impact will certainly impact near term results, the Company believes the actions it has taken will enable it to maintain its ability to return to growth as the current crisis subsides.

Management will provide additional information in conjunction with the release of its full first quarter financial results currently expected to be scheduled for mid-May.

About Intersect ENT

Intersect ENT is a company transforming care for patients with ear, nose and throat conditions. The Company’s steroid-releasing implants are designed to provide mechanical spacing and deliver targeted therapy to the site of disease. In addition, Intersect ENT is continuing to expand its portfolio of products based on the Company’s unique localized steroid releasing technology and is committed to broadening patient access to less invasive and more cost-effective care. For additional information on the Company or the products including risks and benefits please visit www.IntersectENT.com. For more information about PROPEL® (mometasone furoate) sinus implants and SINUVA® (mometasone furoate) sinus implant, please visit www.PROPELOPENS.com and www.SINUVA.com.

Intersect ENT®, PROPEL® and SINUVA® are registered trademarks of Intersect ENT, Inc.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s expectations regarding its first quarter 2020 financial results, the impact that the COVID-19 pandemic will have on its business, and its belief that it will be able to return to growth as the current crisis subsides, are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. These statements and risks include: the duration and severity of the COVID-19 pandemic is unknown and could continue, and be more severe, than Intersect ENT currently expects; the first quarter financial results are preliminary and subject to adjustment as Intersect ENT continues to finalize the results; and the unknown state of the U.S. economy following the pandemic, the level of demand for Intersect ENT’s products as the pandemic subsides, and the time it will take for the economy to recover from the pandemic. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, and others which are described in the Company’s latest Form 10-K filed with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

CONTACT:

Intersect ENT, Inc.

Randy Meier, 650-641-2105

ir@intersectENT.com